QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2002

FIRST DATA CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-11073	47-0731996
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 South Quebec Street, Greenwood Village, Colorado 80111
(Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, Including Area Code: (303) 488-8000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure.

        During the course of an examination by the New York State Banking Department (the "Banking Department") of Western Union Financial Services, Inc. ("Western Union"), a wholly owned subsidiary of First Data Corporation, the Banking Department identified alleged deficiencies relating to the federal Bank Secrecy Act, 30 USC §5311 et. seq. and its implementing regulations (the "BSA"), the Official Compilation of Codes, Rules and Regulations of the State of New York, title 3, Part 300.1(c) ("Part 300"), and the supervision of agents required under New York Banking Law Section 651-b and Part 406.3(g), as well as alleged failures to make certain filings under the BSA and Part 300 and to maintain a satisfactory compliance program. The alleged deficiencies were due in part to the limitations of a cumbersome legacy compliance system and in part to difficulties encountered in the ongoing migration from that legacy system to a more automated compliance system and the centralization of the compliance function in connection with the system change.

        To resolve the matter without further action and without an admission of wrongdoing by Western Union, on December 18, 2002, Western Union and the Banking Department entered an agreement related to Western Union's enhanced regulatory compliance program and requiring a monetary payment of $8 million to the Banking Department. As part of the agreement, Western Union will submit its enhanced compliance program to the Banking Department for approval within 45 days which will be designed to ensure compliance with recordkeeping and reporting requirements and provide improved compliance training and oversight of employees and agents. With respect to transactions occurring in other states, Western Union is coordinating with the U.S. Treasury Department and applicable state regulators which may result in additional filings or monetary assessments.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST DATA CORPORATION
By:	/s/ STANLEY J. ANDERSEN Stanley J. Andersen Assistant Secretary

Date: December 19, 2002

QuickLinks

  Item 9. Regulation FD Disclosure.
SIGNATURES